Exhibit 10.3

CONFIDENTIAL

February 22, 2011

Patrick Hannon

ALZA Corporation

700 Eubanks Drive

Vacaville, CA 95688

Re:    Intellectual Property License Agreement dated October 5, 2006 between ALZA Corporation (“ALZA”) and The Macroflux Corporation (predecessor in interest to Zosano Pharma, Inc.) (the “Agreement”).

Dear Mr. Hannon:

As you know, ALZA and Zosano Pharma, Inc. (“Zosano”) are parties to the Agreement, under which Zosano obtained certain rights to develop products for the transdermal delivery of active pharmaceutical ingredients based upon the Macroflux® technology. Zosano is negotiating the terms under which Zosano would collaborate with one or more third parties in the development and commercialization of PTH Products (as defined in the Agreement). As Zosano and ALZA have discussed, Zosano desires to modify the terms set forth in Section 15.7, which govern the ability of Sublicensees (as defined in the Agreement) to retain the rights sublicensed to them by Zosano upon certain terminations of the Agreement, solely to address the mechanisms under which rights sublicensed to a Sublicensee with respect to PTH Products would survive termination of the Agreement. This letter amendment (“Letter Amendment”) sets forth the terms under which Zosano and ALZA have agreed to modify Section 15.7 solely with respect to rights a Sublicensee may retain for PTH Products. For clarity, Section 15.7 shall not be deemed to be modified by this Letter Amendment for purposes of the survival of Sublicensees’ rights to any Products other than PTH Products. Any capitalized terms in this Letter Amendment not otherwise defined herein shall have the meaning provided in the Agreement.

1.    Section 15.7.3 shall be modified as follows solely with respect to licenses granted to Sublicensees with respect to PTH Products. For clarity, Section 15.7.3 as it appears in the Agreement immediately prior to this Letter Amendment shall continue to apply to sublicenses for all Products other than PTH Products, and Section 15.7.3 shall be deemed modified as set forth in this Letter Amendment solely for purposes of sublicenses with respect to PTH Products, as set forth below.

(a)    The phrase “following the First Sale of the second Product” shall be deemed to be omitted from such Section.

(b)    Subsection (iv) shall be deemed to be replaced in its entirety with the following: “(iv) the royalties and non-royalty payments to ALZA by such Sublicensee in respect of PTH Products will be what ALZA would have received from TMC under this Agreement in respect of such Sublicensee’s activities with respect to PTH Products;”

(c)    Subsection (v) shall be deemed to be replaced in its entirety with the following: “(v) the Sublicensee will pay its portion of ALZA’s patent filing, prosecution, issuance

CONFIDENTIAL

and maintenance expenses related to those Licensed Patents under which such Sublicensee has been granted a sublicense, and would otherwise have been borne by TMC under Section 7.3.2(a) of this Agreement, which expenses will be apportioned pro rata among each surviving Sublicensee with respect to the sublicense granted each Sublicensee in each applicable country(ies) or territory(ies);

(d)    Subsection (vi) shall be deemed to be modified by adding the following to the end of such subsection immediately prior to the semicolon: “, except that for sublicenses granted for Japan, Korea, Taiwan or China, such Sublicensee shall be obligated under such Sections to use those efforts that would be devoted by a mid-sized Japanese specialty pharmaceutical company doing business in the relevant country, rather than those that would be devoted by a United States-based, mid-sized, specialty pharmaceutical company’’

(e)    The last three sentences of Section 15.7.3 (commencing with the phrase “ALZA may require…”) shall be deemed to be replaced in their entirety with the following four sentences:

“ALZA may require any Sublicensee of rights to PTH Products that is a party to a sublicense agreement that survives termination of this Agreement pursuant to this Section 15.7.3 to enter into a direct license with ALZA to “replace such sublicense agreement, for the purpose of clarifying the terms of the rights retained by such Sublicensee following termination of this Agreement. Specifically, such direct license shall be consistent with this Agreement, as modified to the extent necessary to implement the standards set forth in this Section 15.7.3(c)(i)-(vii) and to reflect the scope of rights granted to such Sublicensee pursuant to the relevant sublicense granted by TMC. If ALZA desires to enter into a direct license with a Sublicensee, ALZA will provide written notification to such Sublicensee and will, for a period of ninety (90) days after providing such notice, negotiate in good faith the terms and conditions of, and enter into, with such Sublicensee a direct license under the Licensed Patents, Future ALZA Patents, and ALZA Know-How, in each case, to the extent such rights were sublicensed from TMC to such Sublicensee in the sublicensed field. If ALZA and such Sublicensee do not enter into a direct license within such ninety (90) day negotiation period, either ALZA or the Sublicensee may submit outstanding any issues for resolution on the terms set forth in Article 17 of this Agreement.”

2.    Section 1.20 shall be amended to include the following as the last sentence in such section:

‘‘For clarity, references to ALZA’s licensees in this Section 1.20 are intended to refer to ALZA’s Third Party licensees, and are not intended, and shall not be deemed, to refer to: (1) licenses between ALZA and its Affiliates; or (2) TMC, its Affiliates or Sublicensees.”

Except as expressly modified by this Letter Amendment, the Agreement shall continue in full force and effect. This Letter Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one legal instrument.

CONFIDENTIAL

If the foregoing is acceptable to ALZA, please sign two copies of this Letter Amendment where indicated below and send one copy back to me.

Please call me if you have any questions.

Sincerely,

/s/ Gail Shulze
Gail Schulze
CEO and Executive Chair of the Board
Zosano Pharma, Inc.

Agreed and acknowledged:

/s/ Patrick Hannon
Patrick Hannon
President, ALZA Corporation and
General Manager of GPSG West, a unit of ALZA